Exhibit 10.1

AMENDMENT NO. 5 TO

AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Amendment No. 5 to Amended and Restated Executive Agreement (the “Amendment”) is effective as of June 2, 2014 and amends that certain Amended and Restated Executive Agreement effective as of June 24, 2008, as amended (collectively, the “Agreement”) between Huttig Building Products, Inc., a Delaware corporation (the “Company”), and Jon Vrabely (the “Executive”).

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, the parties hereto agree that the Agreement is amended as follows effective as of the date first above written:

1. Reinstatement of Original Base Salary. Paragraph 3(a)(i) of the Agreement is hereby reinstated so that, effective for pay periods beginning on and after June 2, 2014, Executive’s annual base salary shall be Four Hundred Thousand Dollars ($400,000.00) (unless such salary may be increased from time to time by the Board as set forth in Paragraph 3(a)(i)) and the temporary salary reduction effected by prior amendments to the Agreement shall be of no further force and effect.

2. No Other Changes; Execution in Counterparts. Except as specifically modified by this Amendment, all of the terms and conditions of the Agreement shall continue in full force and effect. This Amendment may be executed in counterparts, each of which shall be deemed an original, but of which shall constitute one and the same instrument.

Huttig Building Products, Inc.	EXECUTIVE

By: /s/ Robert S. Evans Name: Robert S. Evans Title: Chairman	/s/ Jon Vrabely Jon Vrabely